Exhibit 99.1

IR Contact
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI ANNOUNCES AGREEMENT TO ACQUIRE
CONTEMPORARY COMPUTER SERVICES, INC.

Acquisition is Part of Strategy to Continue the Reshaping of QSGI into a More

Complete Nationwide  Data Center Maintenance & IT Services Organization

HIGHTSTOWN, NJ, PALM BEACH, FL, BOHEMIA, NY—May 7, 2008—QSGI, Inc. (OTCBB: QSGI), the only provider of a full suite of information technology services to help corporations better manage IT assets, data center maintenance expenses, and ensure best practices for data security and regulatory compliance, today announced it has signed a Stock Purchase Agreement to acquire Contemporary Computer Services, Inc. (CCSI) for $10.6 million plus an additional stock earn out based on CCSI achieving certain performance milestones. The purchase price for CCSI will be financed primarily through a combination of both senior bank and seller financing as well as 3.5 million shares of common stock. In connection with the transaction, the company anticipates issuing warrants to purchase 12 million shares of common stock at a purchase price of $0.30 per share. CCSI generated approximately $13.7 million in revenue in 2007, up from $11.0 million in 2006.  CCSI generated EBITDA of approximately $2.1 million in 2007.  Closing is anticipated within ninety days.

CCSI, headquartered in Bohemia, NY, is an enterprise class IT services provider with an extensive list of corporate, educational, and government customers, high recurring IT services revenue and a history of generating positive EBITDA and net income.  In addition to providing maintenance services for mainframe and mid-range processors, enterprise class tape storage and peripherals, CCSI also performs network design, implementation, and monthly maintenance services on corporations’ networking infrastructure as well as 24/7 IT monitoring and diagnostics through its North American Network Operating Center (NOC).

Marc Sherman, chairman and chief executive officer, commented, “Building on the double digit growth and blue chip client base of QSGI’s Data Center Maintenance division, we set out strategy last summer to re-shape QSGI into a more complete and pure data center maintenance and IT services organization We believe the acquisition of CCSI is another significant step along this path. We are pleased to welcome John Riconda, CCSI’s president, as a valued member of our senior management team, board of directors, and significant shareholder.  Under John’s leadership, CCSI grew from a local service company to a nationally recognized network management and systems integration firm with over 100 employees and offices in three states.”

John Riconda, president of CCSI, commented, “QSGI’s IT services, within both their Data Center Maintenance division and Data Security & Compliance division, should complement CCSI’s current offerings extremely well.  Together with CCSI, QSGI will improve shareholder value by increasing the company’s base of consistent, high margin, recurring IT service revenues, while enabling us to offer a one-stop-solution for IT services within both enterprise class hardware and distributed computing environments.  I am looking forward to becoming a part of QSGI’s management team and look forward to making a meaningful contribution to the company’s growth.”

Mr. Sherman continued, “In addition to the consistent, growing EBITDA provided by CCSI, this networking maintenance company will offer QSGI numerous benefits that include:

•	the ability to market a broader suite of IT services and improve the company’s overall competitive position in networking infrastructure architecture, implementation and maintenance;

•	an additional growth platform with CCSI’s rapidly growing and scalable Network Operating Center (NOC) business which generates high double digit gross margins;

•	an expanded senior executive management team with the addition of John Riconda, who brings more than 25 years of both technical support work and IT services management;

•	the additional availability of 48 highly skilled technicians in the maintenance operations ranks;

•	a stable list of maintenance clients and high recurring revenues.

We are very pleased with the terms and quality of this planned acquisition. It substantially broadens both our customer base and suite of services, and is consistent with our strategy of focusing on recurring, high margin IT services. We believe the transaction should help to accelerate our top-line growth and propel QSGI to bottom-line profitability company-wide.”

About CCSI

CCSI is a nationally recognized network management and systems integration firm with over 100 employees and offices in three states.  CCSI provides the highest quality of service in the industry for the full spectrum of technologies—from mainframes to PCs, network infrastructure, managed services, IP security, IP telephony and storage solutions. CCSI also maintains one of the most comprehensive Network Operation Centers (NOC) in the United States. This state-of-the art facility resides within the company’s 30,000 square foot corporate offices in Bohemia, NY. The company was named a Cisco Gold Partner in 2001 and attained Microsoft Gold Partner Certification specializing in Enterprise Systems in 2002.  Additional information about the company is available at www.ccsinet.com.

About QSGI

QSGI provides a full suite of information technology solutions to help corporations and governmental agencies better manage hardware assets, reduce data center maintenance expenses, build best practices for data security and assure regulatory compliance. With a focus on the entire range of IT platforms - from the PC to the mainframe, the services offered by QSGI are specifically designed to reduce total cost of ownership for IT assets and maximize the clients' return on their IT investment.

For enterprise class hardware in the data center, QSGI offers hardware maintenance services, hardware environment planning and consultation, refurbished whole systems, parts, features, upgrades and add-ons. Additionally, for desktop IT assets, servers and SAN products, QSGI offers a range of end-of-life services that include: automated asset auditing, Department of Defense (DOD) level data destruction, documentation for regulatory compliance, hardware refurbishment with worldwide remarketing or proper IT asset recycling. Given the sensitive nature of the company's client relationships, it does not provide the names of its clients. Additional information about the company is available at www.qsgi.com.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results.  QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

# # #